Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a description of the securities of Charming Medical Limited (the “Company,” “we,” “us” or “our”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are incorporated as a British Virgin Islands (“BVI”) business company under the laws of the BVI on February 28, 2024, under the name “Charming Medical Limited”, company no. 2142973 (“we,” “the Company,” “our,” “our Company,” or “us”). As of the end of the period covered by this annual report on Form 20-F (this “Annual Report”), we had our Class A ordinary shares, par value US$0.0001 per share (“Class A Ordinary Shares”) registered under Section 12(b) of the Exchange Act. Our Class A Ordinary Shares are listed and traded on the Nasdaq Capital Market under the trading symbol “MCTA”. Trading in our Class A Ordinary Shares has been suspended since November 12, 2025.

Our affairs are governed by our second amended and restated memorandum and articles of association, as amended from time to time (the “Memorandum and Articles”), the BVI Business Companies Act, Revised Edition 2020, as amended (the “BVI Act”), and the common law of the BVI.

The following description is a summary of the material terms of the material provisions of the Memorandum and Articles and the BVI Act. It does not purport to be complete and is qualified in its entirety by reference to the full text of the currently in effect Memorandum and Articles, a copy of which is filed as Exhibit 1.1 to the Annual Report of which this exhibit forms a part.

On July 21, 2026, Ms. Kit Wong, our Chief Executive Officer and Chairwoman of our board of directors of, irrevocably undertook to surrender to us, unconditionally and for no consideration, all 2,000,000 Class B ordinary shares, par value US$0.0001 per share (the “Class B Ordinary Shares” and, together with the Class A Ordinary Shares, the “Ordinary Shares”), held by her, representing all of the issued and outstanding Class B Ordinary Shares. The surrender has been effected by written notice of surrender in accordance with the Memorandum and Articles and the BVI Act, and the surrendered Class B Ordinary Shares have been cancelled upon surrender. Following such cancellation, no Class B Ordinary Shares remain outstanding and each shareholder will be entitled to one (1) vote per share, pursuant to their rights conferred by Class A Ordinary Shares, on all matters submitted to a vote of shareholders. Immediately following the surrender, we have 15,178,000 Class A Ordinary Shares issued and outstanding, of which Ms. Wong holds 10,350,360 Class A Ordinary Shares, representing approximately 68.19% of our issued and outstanding Class A Ordinary Shares and of our aggregate voting power. We further intend to convene a meeting of our shareholders to approve amendments to the Memorandum and Articles to abolish the dual-class share structure in its entirety. As of the date of the Annual Report, the cancellation of the Class B Ordinary Shares had not been completed and the amendments to the Memorandum and Articles had not been approved by our shareholders.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each Class A Ordinary Share has a par value of US$0.0001. We are authorized to issue a maximum of 60,000,000 Class A Ordinary Shares. The number of Class A Ordinary Shares issued and outstanding as of the end of the fiscal year ended March 31, 2026 is set forth on the cover page of the Annual Report.

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our Class A Ordinary Shares may be held in either certificated or uncertificated form.

Pre-emptive Rights (Item 9.A.3 of Form 20-F)

Holders of our Class A Ordinary Shares have no pre-emptive rights, subscription rights or similar rights to subscribe for or purchase any of our securities under the BVI Act or the Memorandum and Articles.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

We have adopted a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Each holder of Class A Ordinary Shares is entitled to one (1) vote per share, and each holder of Class B Ordinary Shares is entitled to twenty (20) votes per share. Holders of Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters subject to a shareholder vote. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at the option of the holder at any time after issuance, without the payment of additional consideration. Class A Ordinary Shares are not convertible into Class B Ordinary Shares at any time.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Class A Ordinary Shares (Item 10.B.3 of Form 20-F)

We are authorized to issue a maximum of 75,000,000 shares of a single class, with a par value of US$0.0001 each, divided into 60,000,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares. As of March 31, 2026, there were 15,178,000 Class A Ordinary Shares and 2,000,000 Class B Ordinary Shares issued and outstanding. All of our issued and outstanding Ordinary Shares are fully paid and non-assessable.

Each Ordinary Share confers upon the shareholder:

●	the right to attend any meeting of Shareholders;

●	the right to an equal share in any dividend paid by the Company against each other Ordinary Shares;

●	the right to an equal share in the distribution of the surplus assets of the Company against each other Ordinary Share; and

●	such other rights and entitlements as may be specified in the Memorandum and Articles.

The holders of the Class A Ordinary Shares are entitled to one (1) vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of Class B Ordinary Shares are entitled to twenty (20) votes for each share held on all matters submitted to a vote of shareholders. The holders of our Class A Ordinary Shares and Class B Ordinary Shares generally vote together as a single class on all matters submitted to a vote of our shareholders, unless otherwise required by the law of the BVI or the Memorandum and Articles.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Ordinary Shares is Transhare Corporation, with its offices located at Bayside Center 1, 17755 North US Highway 19, Suite No. 140, Clearwater, FL 33764.

Dividends

We have not paid any cash dividends on our Ordinary Shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings. Under the BVI laws and our Memorandum and Articles, we may only pay a dividend or make a distribution to our shareholders if, following such dividend or distribution, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. Dividends may be paid in money, shares, or other property.

Unclaimed Dividends

A dividend that remains unclaimed for a period of three (3) years after having been declared may, by resolution of directors, be forfeited for the benefit of the Company.

Shareholders’ Voting Rights

Pursuant to our Memorandum and Articles, at each meeting of the shareholders of our Company, on a poll, each shareholder who is present in person or by proxy shall have one (1) vote for each Class A Ordinary Share and twenty (20) votes for each Class B Ordinary Share which such shareholder holds. Unless otherwise required by the BVI Act, and our Memorandum and Articles, holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions of the shareholders. At any meeting of the shareholders, the chairman of the meeting is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll, then any shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting. There are no prohibitions to cumulative voting under the laws of the BVI, but our Memorandum and Articles do not provide for cumulative voting.

Directors

Under our Memorandum and Articles, the minimum number of directors is three and the maximum is twelve. For as long as our Class A Ordinary Shares are listed or quoted on the Nasdaq Stock Market (“Nasdaq”) , the board of directors shall include at least such number of independent directors as the applicable laws, rules or regulations of Nasdaq require, as determined by the directors.

A director may be appointed by resolution of shareholders or by resolution of directors. Any such appointment may be to fill a vacancy or as an addition to the existing directors, and a director so appointed by the directors has the same rights, powers and term as if elected by the shareholders.

The directors may, by resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

Under our Memorandum and Articles, a director is not required to hold any shares as a qualification to office.

Each director holds office for the term, if any, specified in the resolution appointing him, or until his earlier death, resignation or removal in accordance with our Memorandum and Articles. If no term is specified on the appointment of a director, the director serves until his earlier death, resignation or removal.

A director may be removed from office (a) with or without cause, by a resolution of shareholders passed at a meeting of shareholders called for the purpose of removing the director or for purposes including the removal of the director, or by a written resolution passed by at least seventy-five per cent (75%) of the votes of the shares of the Company entitled to vote; or (b) with cause, by a resolution of directors passed by all of the directors other than the director being removed, at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

A director may resign his office by giving written notice of his resignation to the Company. The resignation takes effect on the date the notice is received by the Company or on such later date as may be specified in the notice. A director shall resign forthwith as a director of the Company if he is, or becomes, disqualified from acting as a director under the BVI Act.

Meetings of Shareholders

Our directors, acting collectively by resolution of directors, may convene meetings of shareholders at such times and in such manner and places, within or outside the BVI, as the directors consider necessary or desirable. The director convening a meeting must give not less than seven (7) calendar days’ notice of the meeting to those shareholders whose names appear as shareholders in the register of members on the date the notice is given and are entitled to vote at the meeting, and to the other directors. The directors shall call at least one meeting of shareholders each calendar year, which is designated as the annual general meeting.

Our directors shall convene a meeting of shareholders upon the written request of shareholders entitled to exercise thirty per cent (30%) or more of the voting rights in respect of the matter for which the meeting is requested.

A meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least ninety per cent (90%) of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting, and for this purpose the presence of a shareholder at the meeting constitutes waiver in relation to all the shares which that shareholder holds.

A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than one-third of the votes of the shares entitled to vote on the resolutions to be considered at the meeting. Subject to that requirement, a quorum may comprise a single shareholder or proxy, and that person may pass a resolution of shareholders. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, will be dissolved; in any other case, it will stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held, at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting, in person or by proxy, not less than one-third of the votes of the shares (or each class or series of shares) entitled to vote on the matters to be considered at the meeting, those present will constitute a quorum, but otherwise the meeting will be dissolved.

Any shareholder who is not an individual may, by resolution of its directors or other governing body, authorize any individual it thinks fit to act as its representative at any meeting of shareholders, and the duly authorized representative is entitled to exercise the same rights on behalf of the shareholder it represents as that shareholder could exercise if it were an individual.

Meetings of Directors

Our business and affairs are managed by, or under the direction or supervision of, our directors, which makes decisions by resolution of directors. Our directors may meet at such times and in such manner and places, within or outside the BVI, as the directors consider necessary or desirable. A director shall be given not less than five (5) days’ notice of a meeting of directors, but a meeting of directors held without five (5) days’ notice having been given to all directors is valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting constitutes waiver by that director. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

A meeting of directors is duly constituted for all purposes if, at the commencement of the meeting, there are present in person or by alternate not less than one-half of the total number of directors, subject to a minimum of two (2). A director is deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all directors, without the need for any notice. The consent may be in the form of counterparts, each signed by one or more directors, and where the counterparts bear different dates the resolution takes effect on the date on which the last director has consented by signed counterpart.

Any director which is a body corporate may appoint any individual as its duly authorized representative for the purpose of representing it at meetings of directors, with respect to the signing of consents or otherwise.

Pre-emptive Rights

There are no pre-emptive rights applicable to the issue by us of new Class A Ordinary Shares under either BVI law or our Memorandum and Articles.

Transfer of Class A Ordinary Shares

Subject to the restrictions in our Memorandum and Articles and applicable securities laws, any of our shareholders may transfer all or any of his Class A Ordinary Shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. The instrument shall also be signed by the transferee if registration as a holder of the share would impose a liability on the transferee. On receipt of an instrument of transfer, we shall enter the name and address of the transferee in our register of members unless our board of directors resolves to refuse or delay the registration of the transfer, for reasons that shall be specified in the resolution. Our board may pass such a resolution only where it reasonably determines that it is in our best interest to do so, including where the transferor has failed to pay an amount due in respect of the relevant shares. Our directors may not resolve to refuse or delay the transfer of a share made pursuant to the enforcement of a valid security interest created over that share.

Forfeiture of Ordinary Shares

Our Ordinary Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in our Memorandum and Articles. For this purpose, Ordinary Shares issued for a promissory note, other written obligation to contribute money or property, or a contract for future services are deemed not to be fully paid.

If a shareholder fails to pay any call, the directors may serve a written notice of call specifying a further date, not earlier than the expiration of fourteen (14) days from the date of service of the notice, on or before which payment is to be made. The notice must contain a statement that, in the event of non-payment at or before the time specified, the Ordinary Shares in respect of which the call was made will be liable to be forfeited.

If the notice is not complied with, the directors may, at any time before tender of the payment required by the notice, forfeit and cancel the Ordinary Shares to which the notice relates. We are under no obligation to refund any moneys to the shareholder whose Ordinary Shares have been so cancelled, and that shareholder is discharged from any further obligation to us.

Redemption and Purchase of Ordinary Shares

Subject to the BVI Act and, where applicable, the rules of Nasdaq and any competent regulatory authority, we may purchase, redeem or otherwise acquire and hold our own Ordinary Shares. We may not do so unless (i) the shareholders whose Ordinary Shares are to be purchased, redeemed or otherwise acquired have consented, (ii) the Ordinary Shares were issued on terms that they are subject to redemption without the consent of the holder, or (iii) the redemption is effected pursuant to Section 176 of the BVI Act. Any purchase, redemption or other acquisition of our Ordinary Shares shall require the approval of a resolution of directors.. We may also acquire our own fully paid Ordinary Shares for no consideration by way of surrender of those shares, evidenced in writing and signed by the holder. Ordinary Shares that we purchase, redeem or otherwise acquire may be cancelled or held as treasury shares.

Issuance of Ordinary Shares

Subject to the BVI Act and our Memorandum and Articles, and without prejudice to any rights attached to any existing shares, shares in our Company may be issued, and rights, options, warrants or convertible securities or securities of similar nature conferring the right to subscribe for, purchase or receive shares in our Company may be issued, at such times, to such persons, for such consideration and on such terms as the directors may determine.

Liquidation Rights

As permitted by BVI law and our Memorandum and Articles, we may be voluntarily liquidated, by a resolution of shareholders or by a resolution of directors, by the appointment of an eligible individual as voluntary liquidator, provided that the directors have made a declaration of solvency to the effect that we are able to pay our debts as they fall due and that the value of our assets equals or exceeds our liabilities. On a liquidation, winding up or other return of assets of the Company to shareholders, the assets available for distribution are distributed among the holders of the Ordinary Shares on a pro rata basis, the Class A Ordinary Shares and the Class B Ordinary Shares ranking pari passu in this respect.

Inspection of Books and Records

Under the BVI Act, holders of our Ordinary Shares are entitled, upon giving written notice to us, to inspect (i) our memorandum and articles of association, as amended and restated from time to time, (ii) the register of members, (iii) the register of directors and (iv) the minutes of meetings and resolutions of shareholders, and to make copies of and take extracts from those documents and records. However, our directors may refuse access if they are satisfied that allowing it would be contrary to our interests. In addition, no shareholder who is not a director has any right to inspect any account, book or document of the Company except as provided by the BVI Act or as authorized by our directors.

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

Variation of Rights of Shares

The rights conferred upon the holders of the shares of any class may only be varied, whether or not the Company is in liquidation or being wound up, with the consent in writing of the holders of fifty per cent (50%) the issued shares of that class. The rights conferred upon the holders of the shares of any class are not, unless otherwise expressly provided by the terms of issue of the shares of that class, deemed to be varied by the creation or issue of further shares ranking pari passu with, or equally with, the existing shares of that class.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the laws of the BVI or imposed by our Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise the voting rights attaching to our shares. In addition, there are no provisions in our Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Certain provisions of our Memorandum and Articles may discourage, delay or prevent a change in control of our Company or in our management that shareholders may consider favorable.

We have adopted a dual-class share structure under which each Class B Ordinary Share entitles its holder to twenty (20) votes and each Class A Ordinary Share entitles its holder to one (1) vote. This structure concentrates voting control in the holder of the Class B Ordinary Shares, who is able to exercise voting control over matters submitted to a vote of shareholders, including the election and removal of directors and the approval of significant corporate transactions, notwithstanding that she holds substantially less than a majority of our issued and outstanding Ordinary Shares. For a description of the surrender and cancellation of all of the Class B Ordinary Shares and the proposed abolition of the dual-class share structure, see our Annual Report of which this exhibit forms a part.

In addition, under our Memorandum and Articles, our board of directors may issue shares, and rights, options, warrants or convertible securities conferring the right to acquire shares, with or without preferred, deferred or other rights or restrictions, at such times, to such persons and on such terms as the directors determine, including issuances that could result in, or that could discourage, delay or prevent, a change in control, in each case without any further vote or action by our shareholders. Following our election to comply with the Nasdaq corporate governance requirements applicable to U.S. domestic issuers starting July 21, 2026, issuances of securities that would result in a change of control of the Company will require shareholder approval under Nasdaq Listing Rule 5635(b), and other issuances may require shareholder approval under Nasdaq Listing Rule 5635.

Under BVI law and pursuant to our Memorandum and Articles, our directors may only exercise their powers for a proper purpose and must act honestly and in good faith in what they believe to be the best interests of the Company.

Protection of Minority Shareholders

In certain limited circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or a director of a company engages in, proposes to engage in, or has engaged in, conduct that contravenes the provisions of the BVI Act or the memorandum or articles of association of the company, the courts of the BVI may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in, conduct that contravenes the BVI Act or the memorandum or articles. Furthermore, pursuant to Section 184I(1) of the BVI Act, a shareholder of a company who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or that any act or acts of the company have been, or are likely to be, oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, may apply to the courts of the BVI for an order which, inter alia, can require the company or any other person to pay compensation to the shareholder. In addition, pursuant to Section 184C of the BVI Act, a shareholder may, with the leave of the courts of the BVI, bring an action in the name of the company in certain circumstances to redress a wrong done to it.

If we are deemed insolvent for the purposes of the BVI Insolvency Act, Revised Edition 2020 (the “BVI Insolvency Act”) (i.e., (1) we fail to comply with the requirements of a statutory demand that has not been set aside under Section 157 of the BVI Insolvency Act; (2) execution or other process issued on a judgment, decree or order of a BVI court in favor of a creditor of the company is returned wholly or partly unsatisfied; or (3) either the value of the company’s liabilities exceeds its assets, or the company is unable to pay its debts as they fall due), there are very limited circumstances in which prior payments made to shareholders or other parties may be deemed to be a “voidable transaction” for the purposes of the BVI Insolvency Act. A voidable transaction would include, for these purposes, payments made as “unfair preferences” or “transactions at an undervalue.” A liquidator appointed over an insolvent company who considers that a particular transaction or payment is a voidable transaction under the BVI Insolvency Act could apply to the BVI courts for an order setting aside that payment or transaction in whole or in part.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under the BVI Act or under our Memorandum and Articles that govern the ownership threshold above which shareholder ownership must be disclosed. Holders of our Class A Ordinary Shares may, however, be subject to the beneficial ownership reporting requirements of Sections 13(d) and 13(g) of the Exchange Act and the rules thereunder.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The BVI Act and the laws of the BVI affecting BVI business companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the BVI applicable to us and, for illustrative purposes only, the Delaware General Corporation Law (the “DGCL”), which governs companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

Under the BVI Act, two or more companies, each a “constituent company,” may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which, other than in the case of a merger between a parent company and its subsidiary, must be authorized by a resolution of shareholders.

Under the BVI Act, a director who is interested in a transaction must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company. Our Memorandum and Articles impose a stricter regime than the position generally applicable under the BVI Act: a director of our Company who is interested in a transaction entered into or to be entered into by us may not vote on a matter relating to the transaction, attend a meeting of directors at which a matter relating to the transaction arises or be included among the directors present at the meeting for the purposes of a quorum, or sign a document on our behalf or do any other thing in his capacity as a director that relates to the transaction, unless exceptional circumstances dictate that it is in the best interests of the Company that the director do so.

A transaction entered into by our Company in respect of which a director is interested is voidable by us unless the director’s interest was (a) disclosed to the board of directors prior to the transaction or (b) the transaction or proposed transaction is (i) between the director and the Company and (ii) entered into or to be entered into in the ordinary course of the Company’s business and on usual terms and conditions. Notwithstanding the above, a transaction entered into by the Company is not voidable if (a) the material facts of the interest of the director in the transaction are known by the shareholders entitled to vote at a meeting of shareholders and the transaction is approved or ratified by a resolution of shareholders, or (b) the Company received fair value for the transaction.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision that, if proposed as an amendment to the memorandum and articles of association of the company, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation. The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration. After the plan of merger or consolidation has been approved by the directors and authorized, if required, by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI.

A shareholder may dissent from a mandatory redemption of his shares pursuant to an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder who gave written objection within twenty (20) days immediately following the date of the shareholders’ approval. These shareholders then have twenty (20) days from the date of such notice to give to the company their written election in the form specified by the BVI Act to dissent from the merger or consolidation, provided that in the case of a merger, the twenty (20) days starts when the plan of merger is delivered to the shareholder. Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent. Within seven (7) days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have thirty (30) days to agree upon the price. If the company and a shareholder fail to agree on the price within the thirty (30) days, then the company and the shareholder shall, within twenty (20) days immediately following the expiration of the thirty (30)-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Indemnification of Directors and Officers

The BVI law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any provision providing indemnification may be held by the BVI courts to be contrary to public policy (e.g., for purporting to provide indemnification against civil fraud or the consequences of committing a crime).

Under our Memorandum and Articles, we shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. Expenses, including legal fees, incurred by a director (or former director) in defending any legal, administrative or investigative proceedings may be paid by us in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director (or former director) to repay the amount if it is ultimately determined that he is not entitled to be indemnified by us. If a person to whom the indemnity applies has been successful in defence of any such proceedings, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings. We may purchase and maintain insurance in relation to any person who is or was our director, officer or liquidator, or who at our request is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not we have or would have had the power to indemnify the person against the liability.

This standard of conduct is generally the same as permitted under the DGCL for a Delaware corporation. Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under the BVI law, the directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In exercising the powers of a director, the directors ensure neither they nor the company acts in a manner which contravenes the BVI Act or its memorandum and articles of association, as amended and restated from time to time. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Shareholder Actions by Written Consent

The BVI law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders. Pursuant to our Memorandum and Articles, an action that may be taken by the shareholders of our Company at a meeting may also be taken by a resolution of shareholders of our Company consented to in writing, without the need for any notice, but if any resolution of shareholders of our Company is adopted otherwise than by the unanimous written consent of all shareholders of our Company, a copy of such resolution shall forthwith be sent to all shareholders of our Company not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more shareholders of our Company. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which eligible persons holding a sufficient number of votes of shares to constitute a resolution of shareholders of our Company have consented to the resolution by signed counterparts. Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

Shareholder Proposals

The BVI law and our Memorandum and Articles provide that shareholders holding thirty per cent (30%) or more of the voting rights entitled to vote on any matter for which a meeting is to be requested may request that the directors requisition a meeting of shareholders. Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Although the BVI law does not itself require a company to hold annual general meetings of shareholders, under our Memorandum and Articles our directors are required to call at least one meeting of shareholders in each calendar year, which is designated as the annual general meeting. The location of any meeting of shareholders can be determined by the board of directors and can be held anywhere in the world.

Cumulative Voting

There are no prohibitions in relation to cumulative voting under the laws of the BVI but our Memorandum and Articles do not provide for cumulative voting. Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under our Memorandum and Articles, a director of our Company may be removed from office (a) with or without cause, by a resolution of shareholders passed at a meeting of shareholders of our Company called for the purpose of removing the director or for purposes including the removal of the director, or by a written resolution passed by at least seventy-five per cent (75%) of the votes of the shares of our Company entitled to vote, or (b) with cause, by a resolution of directors passed by all of the directors other than the director being removed, at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director. Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Transactions with Interested Shareholders

The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three (3) years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned fifteen per cent (15%) or more of the target’s outstanding voting shares within the past three (3) years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Dissolution; Winding Up

Under our Memorandum and Articles and subject to the BVI Act, we may appoint a voluntary liquidator by a resolution of the shareholders of our Company or by a resolution of directors of our Company, provided that the directors make the declaration of solvency required by the BVI Act to the effect that we are able to pay our debts as they fall due and that the value of our assets equals or exceeds our liabilities. Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding one hundred per cent (100%) of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Variation of Rights of Shares

Under the DGCL, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the BVI law and our Memorandum and Articles, the rights conferred upon the holders of the shares of any class may only be varied, whether or not our Company is in liquidation or being wound up, with the consent in writing of the holders of more than fifty per cent (50%) of the issued shares of that class, or by a resolution approved at a duly convened and constituted meeting of the holders of the shares of that class by the affirmative vote of a majority of the votes of the shares of that class which were present at the meeting and were voted.

Amendment of Governing Documents

As permitted by the BVI law, our Memorandum and Articles may be amended by a resolution of our shareholders or, subject to certain exceptions, by a resolution of directors, in each case without any requirement for a special or supermajority vote. An amendment is effective from the date it is registered at the Registry of Corporate Affairs in the BVI. Under the DGCL, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Inspection of Corporate Records

Under the DGCL, a shareholder of a Delaware corporation has the right, for any proper purpose, to inspect the corporation’s stock ledger, list of shareholders and other books and records. Under the BVI law, a shareholder is entitled on giving written notice to inspect the memorandum and articles of association, the register of members, the register of directors and the minutes of meetings and resolutions of shareholders, in each case subject to the right of the directors to refuse inspection where they are satisfied that the inspection would be contrary to the interests of the company.

Anti-Money Laundering

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases, the directors may be satisfied that no further information is required since an exception applies under the Anti-Money Laundering Regulations (as revised) of the BVI, as amended and revised from time to time or any other applicable law. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the BVI knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to their attention in the course of their business the person will be required to report his belief or suspicion to the Financial Investigation Agency of the BVI, pursuant to the BVI Proceeds of Criminal Conduct Act (as revised). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Changes in maximum number of authorized shares (Item 10.B.10 of Form 20-F)

The maximum number of shares that we are authorized to issue may be changed by resolution of shareholders amending our memorandum and articles of association.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.